Exh. 99.1
Contact:

Investors:	Media:
Ann Tanabe Director, Investor Relations and Corporate Communications Encysive Pharmaceuticals (713) 796-8822	Daniel Budwick BMC Communications (212) 477-9007 ext. 14
Stephen L. Mueller
Vice President, Finance and Administration
Encysive Pharmaceuticals
(713) 796-8822
Marcy Strickler
The Trout Group
(212) 477-9007 ext. 27
FOR IMMEDIATE RELEASE
Encysive Pharmaceuticals Reports Second Quarter 2005 Financial Results
Conference Call Scheduled for Today at 4:30 p.m. Eastern
HOUSTON — August 3, 2005 — Encysive Pharmaceuticals (NASDAQ: ENCY) today announced financial results for the second quarter ending June 30, 2005.
“The second quarter marked a significant milestone for Encysive and our commercial strategy for Thelin™,” commented Bruce D. Given, M.D., President and Chief Executive Officer of Encysive Pharmaceuticals. “The FDA has now accepted our New Drug Application for Thelin, and more recently we submitted an application to the EMEA for European approval. We have made significant progress in building out our commercial organization for the potential launch of Thelin in North America and Europe. During the quarter, we also finalized plans to evaluate Thelin in additional indications and have completed a prioritization of our product pipeline.”
Second Quarter 2005 Financial Overview
•	For the second quarter of 2005, the Company reported a net loss of approximately $19.2 million, or $0.33 per basic and diluted share, compared to a net loss of approximately $12.3 million, or $0.23 per basic and diluted share for the same period last year. The increased loss in the current quarter is primarily the result of increased costs associated with the commercialization strategy and work associated with the U.S. and European regulatory submissions for Thelin.

•	Revenue in the second quarter of 2005 was approximately $3.0 million compared to $2.9 million for the same period in 2004. Financial results for the 2004 periods have been reclassified to reflect Revotar’s results under the caption “discontinued operations.” The reclassification had no effect on net loss in any period. In the second quarter, the Company’s royalties on net sales of Argatroban by

Exh. 99.1
GlaxoSmithKline increased to $2.7 million from $2.0 million earned in the same period in 2004, an increase of 35.4%.

•	Cash, cash equivalents and investments at June 30, 2005 were $164.0 million compared to $69.1 million on December 31, 2004.
Second Quarter Highlights
•	Encysive Pharmaceuticals announced that it completed the submission of a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for Thelin 100 mg as a once daily oral treatment for patients with pulmonary arterial hypertension (PAH). The NDA, containing the largest database of PAH patients ever assembled in a regulatory filing, was filed by the Cardio-Renal Division of the FDA under a standard review classification in July. The FDA has simultaneously requested a plan for the study of Thelin in pediatric PAH patients. The FDA Prescription Drug User Fee Act (PDUFA) target action date for Thelin is March 24, 2006.

•	Additional STRIDE-2 data was presented in an oral session at the annual meeting of the American Thoracic Society (ATS) in San Diego in May 2005. In addition, six Thelin abstracts were presented at ATS, including results from a study of Thelin and sildenafil demonstrating a minor pharmacokinetic drug-drug interaction, which the Company believes will not necessitate dosage adjustments.

•	Encysive announced plans to market Thelin directly in Europe. In July, the Company completed the submission of a Marketing Authorization Application (MAA) with the European Agency for the Evaluation of Medicinal Products (EMEA) for Thelin 100 mg as a once daily oral treatment for patients with PAH. The MAA will be reviewed under the EMEA’s centralized licensing procedure which, if approved, would grant Encysive marketing authorization for Thelin in all 25 member states of the European Union.

•	The Company announced the signing of licensing and capital-restructuring agreements with Revotar Biopharmaceuticals AG, which was the Company’s majority-owned German subsidiary. Under the terms, Revotar’s shareholders contributed additional capital to Revotar and purchased Encysive’s equity interest in total. In addition, Encysive and Revotar entered into a new licensing agreement regarding bimosiamose, where Encysive will receive royalties on future revenues from commercialization or licensing.
Upcoming Presentations

•	Sept. 3-7	European Society of Cardiology
•	Sept. 9	BioCentury: NewsMakers in the Biotech Industry
•	Sept. 17-21	European Respiratory Society 15th Annual Congress
•	Sept. 26-29	UBS Global Life Sciences Conference*

Exh. 99.1
* Meetings will be webcast at www.encysive.com
Conference Call Information
You may access the call either through the call-in number below or through the audio webcast. The access number for the call is:
Number: (612) 332-0820
Passcode: Encysive Pharmaceuticals
This call is being webcast and can be accessed via Encysive’s web site at www.encysive.com.
A replay of the webcast will be available on the Company’s web site through September, 2, 2005. Additionally, a replay of the call will be available until Wednesday, August 10, 2005 at 11:59 p.m. ET. The call replay can be accessed by calling:
Number: (320) 365-3844
Access Code: 790853
About Thelin and PAH
Thelin is a small molecule that blocks the action of endothelin, a potent mediator of blood vessel constriction and growth of smooth muscle in vascular walls. Endothelin receptor antagonists may prove to be effective in the treatment of a variety of diseases where the regulation of vascular constriction is important. Thelin is 6,500-fold selective in the targeting of the endothelin A receptor versus the endothelin B receptor.
Pulmonary arterial hypertension (PAH) is a condition that involves high blood pressure and structural changes in the walls of the pulmonary arteries, which are the blood vessels that connect the right side of the heart to the lungs. PAH causes shortness of breath, limits activity, and is eventually fatal unless treated successfully with heart/lung or lung transplantation. PAH is estimated to afflict approximately 100,000 to 200,000 people worldwide, many of whom are children and young women.
The most frequent adverse events that occurred in patients receiving Thelin, which were more common than in placebo-treated patients, were headache, edema, nausea, upper respiratory tract infection, dizziness, insomnia, nasopharyngitis, and nasal congestion. Because Thelin inhibits the metabolism of warfarin, a decreased dose of warfarin is needed when co-administered with Thelin.
About Encysive Pharmaceuticals
Encysive Pharmaceuticals Inc. is a biopharmaceutical company engaged in the discovery, development and commercialization of novel, synthetic, small molecule compounds to

Exh. 99.1
address unmet medical needs. Our research and development programs are predominantly focused on the treatment and prevention of interrelated diseases of the vascular endothelium and exploit our expertise in the area of the intravascular inflammatory process, referred to as the inflammatory cascade, and vascular diseases. We have successfully developed one FDA-approved drug, Argatroban, for the treatment of heparin-induced thrombocytopenia that is marketed by GlaxoSmithKline. The NDA for our lead drug candidate Thelin™ (sitaxsentan sodium), an endothelin A receptor antagonist for the treatment of PAH, is now under active review by the Cardio-Renal Division of the FDA. In addition, we have an earlier stage clinical product candidate in development, TBC3711, a next generation endothelin receptor antagonist. To learn more about Encysive Pharmaceuticals please visit our web site: http://www.encysive.com.
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital resources, our ability to raise additional capital to fund cash requirements for future operations, timelines for initiating new clinical trials, planned announcements of clinical data, the possibility of obtaining regulatory approval, our ability to manufacture and sell any products, potential drug candidates, their potential therapeutic effect, market acceptance or our ability to earn a profit from sales or licenses of any drug candidate, our ability to discover new drugs in the future, and our ability to establish future collaborative arrangements. In particular, careful consideration should be given to cautionary statements made in the various reports Encysive, including as Texas Biotechnology Corporation, has filed with the Securities and Exchange Commission. Encysive undertakes no duty to update or revise these forward-looking statements.
# # #

Exh. 99.1
ENCYSIVE PHARMACEUTICALS INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL DATA
Amounts in thousands (except per share data)
Consolidated Summary of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues	$2,976	$2,861	$5,462	$5,553
Operating expenses:
Research and development	17,366	12,634	33,681	24,142
General and administrative	6,868	2,719	10,579	5,150

Total expenses	24,234	15,353	44,260	29,292

Operating loss:	(21,258)	(12,492)	(38,798)	(23,739)
Investment income, net	1,339	316	1,933	721
Interest expense	(976)	(1)	(1,147)	(41)

Loss from continuing operations	(20,895)	(12,177)	(38,012)	(23,059)
Gain (loss) from discontinued operations	1,661	(129)	1,335	(368)

Net loss	$(19,234)	$(12,306)	$(36,677)	$(23,427)

Net loss per common share:
(basic and diluted)	$(0.33)	$(0.23)	$(0.63)	$(0.45)
Weighted average common shares outstanding:	57,895	52,550	57,776	52,364
(basic and diluted)
Condensed Consolidated Balance Sheets

	June 30, 2005	December 31, 2004
Assets:
Cash, cash equivalents, investments and accrued interest	$164,047	$69,101
Other assets	14,216	11,671

Total assets	178,263	80,772

Liabilities and Stockholders’ Equity:
Current liabilities	20,480	15,758
Deferred revenue, long-term	1,930	1,119
Long-term debt	130,000	1,730

Total liabilities	152,410	18,607
Minority interest in affiliate	—	628
Stockholders’ equity	25,853	61,537

Liabilities and Stockholders’ Equity	$178,263	$80,772